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                         December 17, 2020

       Frank Calderoni
       Chairman & Chief Executive Officer
       Anaplan, Inc.
       50 Hawthorne Street
       San Francisco, CA 94105

                                                        Re: Anaplan, Inc.
                                                            Form 10-K for the
Year Ended January 31, 2020
                                                            Filed March 30,
2020
                                                            File No. 001-38698

       Dear Mr. Calderoni:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Technology
       cc:                                              Gary Spiegel - Senior
VP & General Counsel, Anaplan